EXHIBIT 15.5

PACIFIC THERAPEUTICS LTD.
(A Development Stage Company)
FINANCIAL STATEMENTS

Years Ended December 31, 2013 and 2012
(Expressed in Canadian Dollars)

PACIFIC THERAPEUTICS LTD.
(A Development Stage Company)
 Statements of Financial Position
(Expressed in Canadian Dollars)

AS AT DECEMBER 31,	2013	2012
	$	$
ASSETS
CURRENT
Cash and cash equivalents	180,692	9,854
Goods and Services Tax/Harmonized Sales Tax Receivable	7,391	809
Prepaid expenses and deposits	36,605	97,444
	224,688	108,107
NON-CURRENT ASSETS
PROPERTY AND EQUIPMENT (Note 5)	2,443	4,864
INTANGIBLE ASSETS (Note 6)	59,913	93,562
	287,044	206,533

LIABILITIES
CURRENT
Trade payables and accrued liabilities	226,201	189,581
Convertible note (Note 8)	30,900	16,739
Derivative liability (Note 8)	-	30,889
Due to related parties (Note 9)	470,087	400,314
	727,188	637,523
SHAREHOLDERS' DEFICIENCY
Share capital (Note 11)	2,699,210	1,995,716
Share subscriptions received (Note 11)	-	30,000
Warrant and option reserve (Note 12)	123,704	206,212
Deficit accumulated during the development stage	(3,263,058)	(2,662,918)
	(440,144)	(430,990)
	287,044	206,533
Nature and Continuance of Operations (Note 1)
Subsequent Events (Note 17)

On behalf of the Board:

"Douglas H. Unwin"	Director	“Doug Wallis”	Director
Douglas H. Unwin		Doug Wallis

The accompanying notes are an integral part of these financial statements

PACIFIC THERAPEUTICS LTD.
(A Development Stage Company)
Statements of Loss and Comprehensive Loss
(Expressed in Canadian Dollars)

FOR THE YEAR ENDED DECEMBER 31,	2013	2012	2011
Expenses	$	$	$
Advertising and promotion	187,511	43,637	7,795
Amortization of property and equipment (Note 5)	2,421	2,819	1,810
Amortization of intangible assets (Note 6)	4,708	3,944	3,489
Bank charges and interest	17,993	665	3,301
Computer	-	2,130	250
Insurance	22,461	24,948	14,628
Investor relations	61,250	51,950	-
Office and miscellaneous	7,042	4,471	12,294
Professional fees (Note 10)	178,947	80,923	112,809
Rent and occupancy costs	13,284	17,743	16,273
Repairs	-	414	-
Research and development	-	50,941	-
Share-based payments	42,192	75,026	5,864
Telephone and utilities	1,798	2,314	1,854
Transfer agent	5,251	7,915	2,116
Travel	8,679	13,130	-
Wages and benefits	157,916	100,843	115,433
	711,453	483,813	297,916
Interest Expense
ISA interest incurred	-	3,002	38,250
ISA accretion of deemed discount	-	69,519	42,980
Shareholder loan accretion of deemed discount	-	26,535	15,318
Class B Series I Preferred Shares accretion of deemed discount	-	-	25,955
Amortization of discount on convertible note	13,261	4,422	-
Interest expense on convertible note (Note 8)	3,600	900	-
	16,861	104,378	122,503
Other Expenses (Income)
Loss (gain) on derivative liability (Note 8)	(30,889)	18,641	-
Gain on disposal of property and equipment (Note 5)	-	(1,425)	-
Loss on conversion of Series I Preferred Shares	-	-	43,349
Other income	911	61	-
Write-off of license (Note 6)	42,510	-	-

Net Loss and Comprehensive Loss	(740,846)	(605,468)	(463,768)

Loss per Share Basic and Diluted	(0.03)	(0.03)	(0.03)
Weighted Average Number of Common Shares Outstanding	27,561,948	21,637,193	18,172,472

The accompanying notes are an integral part of these financial statements.

PACIFIC THERAPEUTICS LTD.
(A Development Stage Company)
Statements of Changes in Shareholders’ Deficiency
(Expressed in Canadian Dollars)

	Number of common shares	Number of Series II preferred shares	Share capital	Share Subscriptions received	Warrant and option reserve	Deficit	Total
			$	$	$	$	$
Balance at December 31, 2010	15,930,452	203,250	1,133,136	-	136,110	(1,564,296)	(295,050)
Common shares issued for cash @ $0.15	250,000	-	37,500	-	-	-	37,500
Common shares issued under Irrevocable Subscription Agreement	1,107,142	-	162,499	-	-	-	162,499
Common shares issued to settle debt	110,000	-	16,500	-	-	-	16,500
Repricing of common shares	-	-	41,600	-	-	-	41,600
Exercise of common share warrants @ $0.10	300,000	-	30,000	-	-	-	30,000
Series I Preference Shares converted @ $0.20	1,500,000	-	300,000	-	-	-	300,000
Class B Series II Preference Shares converted to common shares	1,791,563	(203,250)	66,051	-	-	(66,051)	-
Shares issue costs	-	-	(21,532)	-	-	-	(21,532)
Discount on loans payable	-	-	-	-	20,078	-	20,078
Share-based payments	-	-	-	-	5,864	-	5,864
Loss for the year	-	-	-	-	-	(463,768)	(463,768)
Balance at December 31, 2011	20,989,157	-	1,765,754	-	162,052	(2,094,115)	(166,309)
Common shares issued for cash @ $0.15	1,531,002	-	229,651	-	-	-	229,651
Subscriptions received for 600,000 shares @ $0.05	-	-	-	30,000	-	-	30,000
Exercise of common share warrants @ $0.15	66,666	-	10,000	-	-	-	10,000
Expiration of stock options	-	-	-	-	(36,665)	36,665	-
Share issue costs	-	-	(9,689)	-	-	-	(9,689)
Warrant reserve	-	-	-	-	5,799	-	5,799
Share-based payments	-	-	-	-	75,026	-	75,026
Loss for the year	-	-	-	-	-	(605,468)	(605,468)
Balance at December 31, 2012	22,586,825	-	1,995,716	30,000	206,212	(2,662,918)	(430,990)

The accompanying notes are an integral part of these financial statements.

PACIFIC THERAPEUTICS LTD.
(A Development Stage Company)
Statements of Changes in Shareholders’ Deficiency
(Expressed in Canadian Dollars)

	Number of common shares	Number of Series II preferred shares	Share capital	Share Subscriptions received	Warrant and option reserve	Deficit	Total
			$	$	$	$	$
Balance at December 31, 2012	22,586,825	-	1,995,716	30,000	206,212	(2,662,918)	(430,990)
Common shares issued for cash @ $0.05	13,830,000	-	691,500	(30,000)	-	-	661,500
Share issue costs	-	-	(40,006)	-	16,006	-	(24,000)
Shares exchanged for debt @ $0.05	1,040,000	-	52,000	-	-	-	52,000
Share-based payments	-	-	-	-	42,192	-	42,192
Conversion of Class B Series II Preference Shares and expiry of options and finders warrants	-	-	-	-	(140,706)	140,706	-
Loss for the year	-	-	-	-	-	(740,846)	(740,846)
Balance at December 31, 2013	37,456,825	-	2,699,210	-	123,704	(3,263,058)	(440,144)

The accompanying notes are an integral part of these financial statements.

PACIFIC THERAPEUTICS LTD.
(A Development Stage Company)
Statements of Cash Flows
(Expressed in Canadian Dollars)

FOR THE YEAR ENDED DECEMBER 31,	2013	2012	2011
	$	$	$
Cash flows used in operating activities
Net loss and comprehensive loss	(740,846)	(605,468)	(463,768)
Adjustments for items not affecting cash
Amortization of property and equipment	2,421	2,819	1,810
Amortization of intangible assets	4,708	3,944	3,489
Amortization of deemed discounts on ISAs, Class B series I preferred shares, shareholder loans, and convertible note	13,261	100,476	84,253
Accrued interest on promissory note	900	-	-
Share-based payments	42,192	75,026	5,864
Loss on conversion of series I preferred shares	-	-	43,349
Loss (gain) on derivative liability	(30,889)	18,641	-
Gain on disposal of property and equipment	-	(1,425)	-
Write-off of license	42,510	-	-
Other income	911	61	-
Changes in non-cash working capital balances
Decrease (increase) in Goods and Services Tax/Harmonized Sales Tax receivable	(6,582)	13,167	(8,657)
Decrease (increase) in prepaid expenses	60,839	(92,325)	(3,084)
Decrease in unearned revenue	-	-	(2,600)
Increase in trade payables and accrued liabilities	63,709	180,101	54,983
	(546,866)	(304,983)	(284,361)
Cash flows used in investing activities
Additions to property and equipment	-	(6,200)	-
Disposals of property and equipment	-	6,300	-
Additions to intangible assets	(13,569)	(6,875)	(22,580)
	(13,569)	(6,775)	(22,580)
Cash flows from financing activities
Common shares issued for cash	661,500	250,265	109,100
Share issue cost	(24,000)	10,000	-
Convertible note	-	30,000	-
Due to related parties	93,773	25,253	123,479
ISA proceeds from partial draw down of funds	-	-	49,999
	731,273	315,518	282,578

Change in cash and cash equivalents	170,838	3,760	(24,363)
Cash and cash equivalents, beginning of year	9,854	6,094	30,457
Cash and cash equivalents, end of year	180,692	9,854	6,094

Non-Cash Financing Transactions
Debt settled with common shares	52,000	7,500	-
Warrants issued for finder fees	16,006	365	-
Shares issued for finder fees	-	8,500	-

The accompanying notes are an integral part of these financial statements.

Pacific Therapeutics Ltd.
(A Development Stage Company)
Notes to Financial Statements
Years Ended December 31, 2013 and 2012

1.	NATURE AND CONTINUANCE OF OPERATIONS

Pacific Therapeutics Ltd. (the “Company" or "PTL") was incorporated under the laws of the Province of British Columbia, Canada on September 12, 2005. The Company is a development stage company focused on developing proprietary drugs to treat certain types of lung disease including fibrosis. On October 14, 2011, the Company became a reporting company in British Columbia and was approved by the Canadian Securities Exchange (“CSE”) and opened for trading on November 16, 2011.

PTL has financed its cash requirements primarily from share issuances and payments from research collaborators. The Company's ability to realize the carrying value of its assets is dependent on successfully bringing its technologies to market and achieving future profitable operations, the outcome of which cannot be predicted at this time. It will be necessary for the Company to raise additional funds for the continuing development of its technologies.

The Company’s financial statements as at December 31, 2013 and for the year then ended have been prepared on a going concern basis, which contemplates the realization of assets and settlement of liabilities and commitments in the normal course of business. The Company has a net loss of $740,846 for the year ended December 31, 2013 (2012 – $605,468, 2011 - $463,768) and has a working capital deficiency of $502,500 at December 31, 2013 (2012 – $529,416).

The financial statements have been prepared on a going concern basis, which contemplates continuity of operations and the realization of assets and settlement of liabilities in the ordinary course of business. The Company is subject to risks and uncertainties common to drug discovery companies, including technological change, potential infringement on intellectual property of and by third parties, new product development, regulatory approval and market acceptance of its products, activities of competitors and its limited operating history.  Management is aware, in making its assessment, of material uncertainties related to events or conditions that may cast significant doubt upon the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

2.	STATEMENT OF COMPLIANCE AND BASIS OF PRESENTATION

(a)	Statement of Compliance

These financial statements of the Company for the year ended December 31, 2013, and the comparative year 2012, have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”).

These financial statements were approved and authorized for issue by the Board of Directors on April 17, 2014.

(b)	Basis of Presentation

These financial statements were prepared on a historical cost basis and are presented in Canadian dollars which is the Company’s functional currency. All financial information has been rounded to the nearest dollar.

(c)	Use of Estimates

The preparation of financial statements in conformity with IFRS requires management to make estimates and assumptions that affect the amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenditures during the reporting periods. Although these estimates are based on management’s best knowledge of current events and actions, actual results ultimately may differ from those estimates.

Pacific Therapeutics Ltd.
(A Development Stage Company)
Notes to Financial Statements
Years Ended December 31, 2013 and 2012

3.	SIGNIFICANT ACCOUNTING POLICIES

The following is a summary of significant accounting policies used in the preparation of these financial statements:

(a)	Cash and cash equivalents

Cash and cash equivalents are comprised of cash on hand, deposits in banks and highly liquid investments having original terms to maturity of 90 days or less.

(b)	Loss per share

Basic loss per share is calculated based on the weighted average number of shares outstanding during the period. The treasury stock method is used for determining the dilutive effect of options and warrants issued in calculating diluted earnings per share. Under this method, the dilutive effect on loss per share is recognized on the use of the proceeds that could be obtained upon exercise of options, warrants and similar instruments.  It assumes that the proceeds would be used to purchase common shares at the average market price during the year.  For the periods presented, this calculation proved to be anti-dilutive, and therefore diluted per share amounts do not differ from basic per share amounts.

(c)	Research and development

Research costs are expensed in the period incurred. Development costs are expensed in the period incurred unless the Company believes a development project meets the criteria for deferral and amortization. No such costs have been deferred as at December 31, 2013 and 2012. Scientific Research and Experimental Development ("SR&ED") tax credits are recorded on a cash basis due to the uncertainty surrounding final approval of the SR&ED tax credit application.  Tax credits received are recorded as a reduction in research and development costs incurred in the year.

(d)	Property and equipment

Property and equipment is recorded at cost. Amortization is recorded annually at rates calculated to write off the assets over their estimated useful lives as follows:

Computer equipment Furniture and fixtures Lab equipment Leasehold improvements	45% diminishing balance 20% diminishing balance 50% diminishing balance straight-line over the term of the lease

In the year of acquisition, these rates are reduced by one-half.

(e)	Technology licenses and patent costs

Technology licenses acquired from third parties that include licenses and rights to technologies are initially recorded at fair value based on consideration paid and amortized on a straight-line basis over the estimated useful life of the underlying technologies.

Patent costs associated with the preparation, filing, and obtaining of patents are capitalized and amortized on a straight-line basis over the useful lives of the underlying technologies and patents, usually for a period not exceeding 15 years.

Management evaluates the recoverability of technology licenses and patents on an annual basis based on the expected utilization of the underlying technologies. If the estimated net recoverable value for each cash-generating unit, calculated based on undiscounted future cash flows, is less than the carrying value, the asset is written down to its fair value. The amounts shown for technology licenses and patent costs do not necessarily reflect present or future values and the ultimate amount recoverable will be dependent upon the successful development and commercialization of products based on these rights.

Pacific Therapeutics Ltd.
(A Development Stage Company)
Notes to Financial Statements
Years Ended December 31, 2013 and 2012

3.	SIGNIFICANT ACCOUNTING POLICIES - continued

(f)	Impairment

Non-financial assets are tested for impairment whenever events or changes in circumstances indicate that an asset’s carrying amount may be less than its recoverable amount. Management uses judgment to estimate these inputs and any changes to these inputs could have a material impact on the impairment calculation. For impairment testing, non-financial assets that do not generate independent cash flows are grouped together into cash-generating units (CGUs), which represent the levels at which largely independent cash flows are generated. An impairment loss is recognized in earnings to the extent that the carrying value of an asset, CGU or group of CGU’s exceeds its estimated recoverable amount. The recoverable amount of an asset, CGU or group of CGU’s is the greater of its value in use and its fair value less cost to sell. Value in use is calculated as the present value of the estimated future cash flows discounted at appropriate discount rates. An impairment loss relating to a specific asset reduces the carrying value of the asset. An impairment loss relating to a group of CGU’s is allocated on a pro-rata basis to reduce the carrying value of the assets in the units comprising the group. A previously recognized impairment loss related to non-financial assets is assessed at each reporting date for any indications that the loss has decreased or no longer exists. An impairment loss related to non-financial assets is reversed if there is a subsequent increase in the recoverable amount. An impairment loss is reversed only to the extent that the asset’s carrying value does not exceed the carrying value that would have been determined, net of depreciation or amortization, if no loss had been recognized.

(g)	Share-based payments

Share-based payments to employees are measured at the fair value of the instruments issued and amortized over the vesting periods. Share-based payments to non-employees are measured at the fair value of the goods or services received or the fair value of the equity instruments issued, if it is determined the fair value of the goods or services cannot be reliably measured, and are recorded at the date the goods or services are received. The amount recognized as an expense is adjusted to reflect the number of awards expected to vest. The offset to the recorded cost is to warrants and options reserve.  Consideration received on the exercise of stock options is recorded as share capital and the related amount in warrants and options reserve is transferred to share capital. Charges for options that are forfeited before vesting are reversed from share-based payments reserve. For those options that expire or are forfeited after vesting, the recorded value is transferred to deficit.

(h)	Income taxes

The Company uses the balance sheet method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using substantively enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred income tax assets result from unused loss carry-forwards, resource related pools and other deductions. A deferred tax asset is recognized for unused tax losses, tax credits and deductible temporary differences to the extent that it is probable that future taxable profits will be available against which they can be utilized.

Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realized.

(i)	Comparative figures

Certain comparative figures have been reclassified in accordance with the current year’s presentation.

Pacific Therapeutics Ltd.
(A Development Stage Company)
Notes to Financial Statements
Years Ended December 31, 2013 and 2012

3.	SIGNIFICANT ACCOUNTING POLICIES - continued

(j)	Financial instruments

(a)      Financial assets

The Company classifies its financial assets in the following categories: held-to-maturity, fair value through profit or loss (“FVTPL”), loans and receivables, and available-for-sale (“AFS”). The classification depends on the purpose for which the financial assets were acquired. Management determines the classification of financial assets at recognition.

Fair value through profit or loss

Financial assets are classified as FVTPL when the financial asset is held-for-trading or it is designated as FVTPL. A financial asset is classified as FVTPL when it has been acquired principally for the purpose of selling in the near future; it is a part of an identified portfolio of financial instruments that the Company manages and has an actual pattern of short-term profit-taking or if it is a derivative that is not designated and effective as a hedging instrument. Upon initial recognition, attributable transaction costs are recognized in profit or loss when incurred. Financial instruments at FVTPL are measured at fair value, and changes therein are recognized in profit or loss. Cash is included in this category of financial assets.

Loans and receivables

Trade receivables, loans and other receivables that have fixed or determinable payments that are not quoted in an active market are classified as loans and receivables. Loans and receivables are initially recognized at the transaction value and subsequently carried at amortized cost, less any impairment losses. The company has no assets classified as loans and receivables.

Held-to-maturity

Held-to-maturity financial assets are recognized on a trade-date basis and are initially measured at fair value using the effective interest rate method. The Company has no assets classified as held-to-maturity.

Available-for-sale

AFS financial assets are non-derivatives that are either designated as available-for-sale or not classified in any of the other financial asset categories. Changes in the fair value of AFS financial assets, other than impairment losses, are recognized as other comprehensive income and classified as a component of equity. The Company has no assets classified as AFS.

Pacific Therapeutics Ltd.
(A Development Stage Company)
Notes to Financial Statements
Years Ended December 31, 2013 and 2012

3.	SIGNIFICANT ACCOUNTING POLICIES - continued

(b)      Financial liabilities

The Company classifies its financial liabilities in the following categories:

Borrowings and other financial liabilities

Borrowings and other financial liabilities are classified as current or non-current based on their maturity date. Compound instruments are bifurcated and presented in the financial statements in their component parts using the fair value method. Financial liabilities include trade payables and accrued liabilities, shareholders demand loan, balances due to shareholders, the liability portion of the convertible note, and the derivative liability.

Borrowings and other non-derivative financial liabilities of the company are recognized initially at fair value, net of transaction costs incurred, and are subsequently stated at amortized cost. Any difference between the amounts originally received, net of transaction costs, and the redemption value is recognized in the income statement over the period to maturity using the effective interest method. Derivative financial liabilities of the company are initially measured at fair value, with subsequent re-measurement to fair value at the end of each reporting period.

4.	RECENT ACCOUNTING PRONOUNCEMENTS

At the date of authorization of these financial statements, the IASB and International Financial Reporting Interpretation Committee (“IFRIC”) have issued the following new and revised standards, amendments and interpretations which are not yet effective during the year ended December 31, 2013:

●
 IFRS 9 “Financial Instruments: Classification and Measurement” is a new financial instruments standard effective for annual periods beginning on or after  January 1, 2015 that replaces IAS 39 and IFRIC 9 for classification and measurement of financial assets and financial liabilities.

●	IFRS 13, “Fair Value Measurement” is a new standard effective for annual periods beginning on or after January 1, 2014 that replaces fair value measurement guidance in other IFRSs.

●	IAS 19 “Employee Benefits” is effective for annual periods beginning on or after January 1, 2014 and is revised the recognition, measurement and disclosure on the benefit.

●	IAS 32 (Amendment) “Financial Instruments: Presentation” is effective for annual periods beginning on or after January 1, 2014 and revises certain aspects of the requirements on offsetting.

The Company has not early adopted these standards, amendments and interpretations and anticipates that the application of these standards, amendments and interpretations will not have a material impact on the financial position and financial performance of the Company.

Pacific Therapeutics Ltd.
(A Development Stage Company)
Notes to Financial Statements
Years Ended December 31, 2013 and 2012

5.	PROPERTY AND EQUIPMENT

Cost
Balance at:	Computer Equipment	Furniture and Fixtures	Leasehold Improvements	Lab Equipment	Total
January 1, 2012	$5,876	$8,093	$8,330	$-	$22,299
Additions	-	-	-	6,200	6,200
Disposals	-	(8,093)	(8,330)	-	(16,423)
December 31, 2012	$5,876	$-	$-	$6,200	$12,076
December 31, 2013	$5,876	$-	$-	$6,200	$12,076

Amortization
Balance at:	Computer Equipment	Furniture and Fixtures	Leasehold Improvements	Lab Equipment	Total
January 1, 2012	$5,487	$5,110	$5,344	$-	$15,941
Disposals	-	(5,657)	(5,891)	-	(11,548)
Amortization for the year	175	547	547	1,550	2,819
December 31, 2012	$5,662	$-	$-	$1,550	$7,212
Amortization for the year	96	-	-	2,325	2,421
December 31, 2013	$5,758	$-	$-	$3,875	$9,633

Carrying amounts
Balance at:	Computer Equipment	Furniture and Fixtures	Leasehold Improvements	Lab Equipment	Total
At December 31, 2012	$214	$-	$-	$4,650	$4,864
At December 31, 2013	$118	$-	$-	$2,325	$2,443

Pacific Therapeutics Ltd.
(A Development Stage Company)
Notes to Financial Statements
Years Ended December 31, 2013 and 2012

6.	INTANGIBLE ASSETS

Cost
	Technology Licenses (i)	Patents (ii)	Total
Balance at January 1, 2012	$42,510	$57,440	$99,950
Additions	-	6,875	6,875
Balance at December 31, 2012	$42,510	$64,315	$106,825
Additions	-	13,569	13,569
Write-off	(42,510)	-	(42,510)
Balance at December 31, 2013	$-	$77,884	$77,884

Amortization
	Technology Licenses (i)	Patents (ii)	Total
Balance at January 1, 2012	$-	$9,319	$9,319
Amortization for the year	-	3,944	3,944
Balance at December 31, 2012	$-	$13,263	$13,263
Amortization for the year	-	4,708	4,708
Balance at December 31, 2013	$-	$17,971	$17,971

Carrying amounts
	Technology Licenses (i)	Patents (ii)	Total
At December 31, 2012	$42,510	$51,052	$93,562
At December 31, 2013	$-	$59,913	$59,913

(i)
On January 9, 2013, the technology license agreement with Dalhousie University was terminated due to breach of contract for non-payment of maintenance amounts due, accordingly the technology license was written down to nil.

(ii)
The Company is currently pursuing a patent application for the compositions and methods of treating fibro proliferative disorders. Costs of this application incurred to date are $77,884 (2012 - $64,315). The application is still pending as at December 31, 2013, however due to a finite life of the patent which begins from the date of application; the Company is amortizing these costs over the expected life of the patent.

Pacific Therapeutics Ltd.
(A Development Stage Company)
Notes to Financial Statements
Years Ended December 31, 2013 and 2012

7.	IRREVOCABLE SUBSCRIPTION AGREEMENTS (“ISA”)

During the year ended December 31, 2011 the Company entered into certain Irrevocable Subscription Agreements for proceeds of $300,000 which was allocated as follows:

As at December 31,	2013	2012
	$	$
Net amount allocated to ISA	-	230,481
Accretion of deemed discount	-	69,519
Total subscription proceeds	-	300,000

Under the ISA agreements, the proceeds were placed in escrow and were subject to an interest rate of 1% per month, as well as certain other conversion options.

On January 31, 2012, the Company terminated the ISA arrangements. During the year ended December 31, 2013, the Company recorded total interest expense of $Nil (2012 - $72,521) and recorded a 1% interest per month recorded on the ISA funds held in escrow of $Nil (2012 – $3,002), and accretion of the amount allocated to certain bonus shares of $Nil (2012 - $69,519).

8.	CONVERTIBLE NOTES AND DERIVATIVE LIABILITY

On September 24, 2012 the Company issued a convertible note (the “Note”) with a face value of $30,000, issued 200,000 warrants (“Bonus Warrants”) and received $30,000 in cash. The Bonus Warrants expire in 2 years and have an exercise price of $0.22. The Note has a term of one year and is repayable by the Company at any time. The note was repaid in January 2014 (Note 17).

The holder of the Note may convert the whole Note or any portion into units at any time. Each unit will consist of 1 common share (the “Share Option”) and 1 warrant (the “Warrant Option”), with each Warrant Option exercisable to acquire an additional common share for a period of 2 years from the date the Warrant Option was issued. Subject to regulatory approval the conversion price per unit will be at a 25% discount to the ten day weighted average price of the Company’s shares at the date of conversion. Subject to regulatory approval the exercise price per Warrant Option will be at a 25% premium to the ten day weighted average price of the issuer’s shares at the date of conversion. Each Bonus Warrant is exercisable to acquire an additional common share for a period of 2 years from the closing date at a price of $0.22. The Note accrues interest at the rate of 1% per month, payable in quarterly installments.

The fair value of the Bonus Warrants and Share Options were determined using the Black-Scholes Pricing Model. The Black-Scholes Pricing Model is based on several subjective assumptions including the expected life of the option and expected future stock price volatility. Changes in these assumptions can materially affect the estimated fair value of the Company’s stock options. The estimated fair value of the Bonus Warrants was calculated on the grant date as $13,238. The estimated fair value of the share options was calculated on the grant date as $18,232.

The fair value of the Warrant Options was determined using the Geske Price Model. The Geske Price Model is based on several subjective assumptions including the expected life of the option and expected future stock price volatility. Changes in these assumptions can materially affect the estimated fair value of the Company’s stock options. The estimated value of the Warrant Option was calculated on the grant date as $11,600.

Pacific Therapeutics Ltd.
(A Development Stage Company)
Notes to Financial Statements
Years Ended December 31, 2013 and 2012

8.	CONVERTIBLE NOTES AND DERIVATIVE LIABILITY - continued

Upon initial recognition, the Company bifurcated the $30,000 proceeds between the component parts of the convertible note using the relative fair value method as follows:

		Estimated Value		Allocation of Proceeds
Current Liabilities
Convertible Loan	Face value of note	$30,000	41%	$12,317
Derivative Liability	Share option	18,232	25%	7,485
Derivative Liability	Warrant option	11,600	16%	4,763
Warrant and option reserve	Bonus warrants	13,238	18%	5,435
		$73,070	100%	$30,000

The discount on the component parts of the convertible note are accredited as interest expense over the one year term of the note. As at December 31, 2013 the derivative liability was re-measured to fair value. This resulted in a gain on derivative liability being recognized on the face of the financial statements of $30,889 (2012 – loss of $18,641; 2011 - $Nil).

9.	DUE TO RELATED PARTIES

Due to related parties as at December 31, 2013 consist of $470,087 (2012 - $400,314). These amounts consist of short term amounts loaned, services rendered and expenses paid on behalf of the Company by shareholders of the Company that are unsecured, non-interest bearing, and payable on demand (note 10).

10.	RELATED PARTY TRANSACTIONS AND BALANCES

All transactions with related parties are in the normal course of operations. Amounts due to or from related parties are in the normal course of operations.

Details of the transactions between the Company and its related parties are disclosed below:

(a) Related Party Transactions

	2013	2012	2011
CFO fees paid to a shareholder of the Company	$34,500	$18,000	$21,000
Accounting fees paid to a shareholder of the Company	6,000	1,500	-
Legal fees incurred from a consultant and director of the Company	$8,575	$3,200	$7,934

On December 31, 2013, the Company issued 480,000 common shares to officers and directors of the Company for a total of $ 24,000 to reduce accounts payable related to services rendered to the Company.

Pacific Therapeutics Ltd.
(A Development Stage Company)
Notes to Financial Statements
Years Ended December 31, 2013 and 2012

10.	RELATED PARTY TRANSACTIONS AND BALANCES - continued

(b) Related Party Balances

Balances are due on demand with no fixed term, security or interest.

	2013	2012
Amounts owing to a consultant and director and an officer of the Company for fees for legal and accounting	$72,617	$41,492
Amount owing to a shareholder and director of the Company for salary and expenses	$191,167	$100,798

(c) Key Management and Personnel Compensation:

	2013	2012	2011
Wages, salaries, and consulting fees	$155,000	$100,398	$115,433
Share-based payments	32,824	42,390	5,864
Total key management personnel compensation	$187,824	$142,788	$$121,297

During the year ended December 31, 2013, the Company granted 450,000 (2012 – 700,000) incentive stock options that vested at date of grant to an employee and certain officers and directors. The options may be exercised within 5 years from the date of grant at a price of $0.10 per share (Note 11).

11.	SHARE CAPITAL

Authorized
Unlimited	Class A common shares without par value
1,500,000	Class B Series I preferred shares without par value
1,000,000	Class B Series II preferred shares without par value

Issued
37,456,825	Class A common shares without par value
NIL	Class B Series I preferred shares without par value
NIL	Class B Series II preferred shares without par value

Class A Common Shares

On January 31, 2012 66,666 common share warrants with an exercise price of $0.15 were exercised by an officer of the company for 66,666 common shares and proceeds of $10,000.

On June 20, 2012, the Company completed a private placement of 732,670 units at $0.15 per unit for gross proceeds of $109,900. Each unit is comprised of one common share and one warrant to purchase one common share at $0.22 per share exercisable until June 20, 2014.

On June 20, 2012, certain finders were issued 56,667 units with the same terms as in the foregoing, which were valued at $8,500.

Pacific Therapeutics Ltd.
(A Development Stage Company)
Notes to Financial Statements
Years Ended December 31, 2013 and 2012

11.	SHARE CAPITAL - continued

On September 21, 2012, the Company completed a private placement of 741,666 units at $0.15 per unit for gross proceeds of $111,250. Each unit is comprised of one common share and one warrant to purchase one common share at $0.22 per share exercisable until September 21, 2014. Certain finders were issued 5,500 units with the same terms as in the foregoing, which were valued at $825.

On February 13, 2013 the Company closed the first tranche of a non-brokered private placement and issued 1,800,000 units at $0.05 per unit for gross proceeds of $90,000, of which $30,000 was recorded during the year ended December 31, 2012.  Each unit is comprised of one common share and one-half a purchase warrant, each whole warrant being exercisable for one common share at an exercise price of $0.22 until February 12, 2015. The Company paid finder’s fees of $5,000 and issued 100,000 finders warrants to finders in the first tranche. The finders’ warrants have the same terms as the warrants that are part of the above Units. The fair value of the 100,000 finders’ warrants was $2,742 as estimated at the date of issue using the Black-Scholes pricing model.

On May 1, 2013, the Company closed the second tranche of a non-brokered private placement and issued an additional 2,200,000 units at $0.05 per unit for gross proceeds of $110,000. Each unit is comprised of one common share and one-half a purchase warrant, each whole warrant being exercisable for one common share at an exercise price of $0.22 until May 1, 2015. The Company paid finder’s fees of $10,000 and issued 200,000 finders warrants to finders in the second tranche. The finders’ warrants have the same terms as the warrants that are part of the above Units. The fair value of the 200,000 finders’ warrants was $5,413 as estimated at the date of issue using the Black-Scholes pricing model.

On October 8, 2013 the Company closed the first tranche and issued 2,160,000 units for gross proceeds of $108,000. 2,160,000 warrants were issued with an expiration date of October 8, 2016. Each unit is comprised of one common share and one share purchase warrant, each warrant being exercisable for one common share at an exercise price of $0.10 for three years from the closing date of the placement. Finders’ fees were paid in the amount of $4,500 cash and issued 90,000 finders warrants having the same terms as the warrants issued as part of the units. The fair value of the 100,000 finders’ warrants was $2,646 as estimated at the date of issue using the Black-Scholes pricing model.

On October 18, 2013 the Company closed the second tranche and issued 1,980,000 units for gross proceeds of $99,000. 1,980,000 warrants were issued with an expiration date of October 18, 2016. Each unit is comprised of one common share and one share purchase warrant, each warrant being exercisable for one common share at an exercise price of $0.10 for three years from the closing date of the placement Finders fees were paid in the amount of $2,000 cash and issued 40,000 finders warrants having the same terms as the warrants issued as part of the units. The fair value of the 40,000 finders’ warrants was $3,306 as estimated at the date of issue using the Black-Scholes pricing model.

On November 5, 2013 the Company closed the third tranche and issued 6,730,000 units for gross proceeds of $336,500. 6,730,000 warrants were issued with an expiration date of November 5, 2016. Each unit is comprised of one common share and one share purchase warrant, each warrant being exercisable for one common share at an exercise price of $0.10 for three years from the closing date of the placement Finders’ fees were paid in the amount of $2,500 cash and issued 50,000 finders warrants having the same terms as the warrants issued as part of the units. The fair value of the 50,000 finders’ warrants was $1,899 as estimated at the date of issue using the Black-Scholes pricing model.

Pacific Therapeutics Ltd.
(A Development Stage Company)
Notes to Financial Statements
Years Ended December 31, 2013 and 2012

11.	SHARE CAPITAL - continued

Share subscriptions received:

On December 31, 2013 all shares had been issued for funds received and the share subscriptions received was $Nil (2012 - $30,000) for a shares subscription for Nil units (2012 – 600,000) as part of a private placement of 1,800,000 units that was completed on February 7, 2013.

Stock options and share based compensation:

As at December 31, 2013 and 2012, the following stock options were outstanding:

Expiry Date	Exercise Price $	2013	2012
14-Aug-13	0.27	-	225,000
4-Nov-14	0.27	150,000	150,000
5-Mar-15	0.27	375,000	375,000
3-Jul-17	0.10	475,000	475,000
21-Dec-17	0.10	450,000	450,000
04-Apr-18	0.10	350,000	-
16-Sep-18	0.10	100,000	-
Balance	0.15	1,900,000	1,675,000

The options outstanding and exercisable at December 31, 2013, have a weighted average remaining contractual life of 3.1 years (2012 – 3.5 years). Stock option activity was as follows:

	2013		2012
	Options Outstanding	Exercise Price $	Options Outstanding	Exercise Price $
Balance at January 1	1,675,000	$0.17	1,650,000	$0.25
Exercised	-	-	-	-
Expired/Cancelled	(225,000)	0.27	(1,000,000)	0.24
Issued (Note 10)	450,000	0.10	1,025,000	0.10
Balance at year end	1,900,000	$0.15	1,675,000	$0.17

The fair value of share based awards is determined using the Black-Scholes Option Pricing model. The model utilizes certain subjective assumptions including the expected life of the option and expected future stock price volatility. Changes in these assumptions can materially affect the estimated fair value of the Company’s stock options.

Pacific Therapeutics Ltd.
(A Development Stage Company)
Notes to Financial Statements
Years Ended December 31, 2013 and 2012

11.	SHARE CAPITAL - continued

The Company used the Black-Scholes Pricing Model for multiple stock option grants occurring in the year. The assumptions used in the Black-Scholes option pricing model for employees and directors and consultants were:

	2013	2012
Dividend yield	0%	0%
Expected volatility	164% - 166%	91% - 112%
Risk free interest rate	1.23% - 1.87%	1.19%
Expected life in years	5	2 - 3
Grant date fair value per share	$0.08 - $0.09	$0.04 - $0.11
Forfeiture rate	4%	4%

Warrants

As at December 31, 2013 and 2012, the following share purchase warrants were issued and outstanding:

Expiry Date	Exercise Price $		2013	2012
15-Nov-13	$0.15		-	602,223
31-Jan-14	$0.15	(1)	2,473,334	2,473,334
28-Feb-14	$0.25	(2)	60,000	60,000
16-May-14	$0.15	(3)	600,000	600,000
19-Jun-14	$0.22		56,666	56,666
20-Jun-14	$0.22		732,670	732,670
21-Sep-14	$0.22		747,166	747,166
24-Sep-14	$0.22		200,000	-
12-Feb-15	$0.22		1,000,000	-
01-May-15	$0.22		1,300,000	-
08-Oct-16	$0.10		2,250,000	-
18-Oct-16	$0.10		2,020,000	-
05-Nov-16	$0.10		6,780,000	-
BALANCE AT DECEMBER 31			18,219,836	5,272,059

(1)	On January 18, 2013 the Company extended the expiry date of 2,473,334 warrants from January 31, 2013, to January 31, 2014 (Note 17).

(2)	On January 18, 2013 the Company extended the expiry date of 60,000 warrants from February 28, 2013, to February 28, 2014 (Note 17).

(3)	On January 18, 2013 the Company extended the expiry date of 600,000 warrants from May 16, 2013, to May 16, 2014 (Note 17).

Pacific Therapeutics Ltd.
(A Development Stage Company)
Notes to Financial Statements
Years Ended December 31, 2013 and 2012

11.	SHARE CAPITAL - continued

The warrants outstanding and exercisable at December 31, 2013, have a weighted average remaining contractual life of 1.9 years (2012 – 0.6 years). Warrant activity was as follows:

	2013		2012
	Warrants Outstanding	Exercise Price $	Warrants Outstanding	Exercise Price $
Opening balance	5,272,059	0.18	3,830,423	0.16
Expired	(602,223)	0.15	(28,200)	0.10
Exercised	-	0.15	(66,666)	0.15
Issued	13,550,000	0.22	1,536,502	0.22
Closing balance	18,219,836	0.21	5,272,059	0.18

Loss per share

The weighted average number of shares outstanding for purposes of calculating basic and diluted loss per share at December 31, 2013 was 27,561,948 (2012 – 21,637,193, 2011 – 18,172,472).

12.	WARRANT AND OPTION RESERVE

The Warrant and Option Reserve consist of unexpired finders warrants and options.  When the Company issues finders’ warrants to consultants as commissions related to the sale of the Company’s shares, or issues Options to officers, directors, employees or consultants the fair value of the finders’ warrants or options issued are estimated at the date of issue using the Black-Scholes pricing model. When the warrants are exercised or expire the Company removes the value of the warrants expired or exercised from the Reserve into Retained Earnings. At December 31, 2013 the Company had 1,900,000 outstanding options with a fair value of $107,698 and 480,000 finders’ warrants with a fair value of $16,006.

13.	INCOME TAXES

The reconciliation of income tax attributable to continuing operations computed at the statutory tax rate of 26% (2012 – 25%) to income tax expense is:

	2013	2012

Income tax benefit at Canadian statutory rates	$(192,620)	$(151,367)
Other items	(20,838)	46,307
Tax rate variation	(10,294)	(26,360)
Change in temporary difference	(50,372)	10,283
Unused tax losses and tax offsets not recognized	274,124	121,137
	$-	$-

Deferred taxes are recognized for the future income tax consequences attributable to differences between the carrying values of assets and liabilities and their respective income tax bases. Deferred tax assets are evaluated periodically and if realization is not considered likely, a valuation allowance is provided.

Pacific Therapeutics Ltd.
(A Development Stage Company)
Notes to Financial Statements
Years Ended December 31, 2013 and 2012

13.	INCOME TAXES - continued

(a)  Deferred tax asset and liabilities:
	2013	2012
Deferred tax assets (liabilities):
Operating loss carry-forwards	$770,515	$517,512
Share issue cost	5,559	-
Property and equipment	22	284
Intangible assets	(3,924)	(8,711)
Derivative liability	-	(7,722)
Convertible note	-	(3,315)
	772,172	498,048
Valuation allowance	(772,172)	(498,048)
Net deferred tax asset	$-	$-

(b)  Loss carry-forwards:

The Company has accumulated non-capital losses of approximately $2,963,520 which will expire as follows:

2025	23,179
2026	129,697
2027	450,884
2028	245,225
2029	253,883
2030	283,283
2031	402,119
2032	435,441
2033	739,809
$2,963,520

The Company has undepreciated capital cost of $49,928 (2012 - $49,928) available to be deducted against future taxable income.

14.	CAPITAL DISCLOSURE

The Company considers its capital under management to be comprised of shareholders’ equity and any debt that it may issue. The Company’s objectives when managing capital are to a continue as a going concern and to maximize returns for shareholders over the long term. The Company is not subject to any capital restrictions. There has been no change in the Company’s objectives in managing its capital.

15.	FINANCIAL INSTRUMENTS AND RISK

As at December 31, 2013, the Company’s financial instruments consist of cash and cash equivalents, trade payables, due to related parties, and a convertible note.

The carrying value of cash and cash equivalents, trade payables, convertible note and due to related parties approximate their fair values because of the short term nature of these instruments.

Pacific Therapeutics Ltd.
(A Development Stage Company)
Notes to Financial Statements
Years Ended December 31, 2013 and 2012

15.	FINANCIAL INSTRUMENTS AND RISK - continued

The derivative liability is measured at fair value at the end of each reporting period. Because revaluation at fair value includes the use of valuation techniques, the derivative liability is classified as level 3 in the fair value hierarchy. The fair value at December 31, 2013 was $Nil (2012 - $30,889).

Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risks consist principally of cash and cash equivalents. To minimize the credit risk the Company places these instruments with a high credit quality financial institution.

Liquidity Risk

Of the Company’s financial liabilities, $500,987 are due on demand and $226,201 are due in 30 - 90 days.

Foreign Exchange Risk

The Company is not exposed to foreign exchange risk on its financial instruments.

Interest Rate Risk

At December 31, 2013, the Company is not exposed to significant interest rate risk as its interest bearing debt is at fixed rates.

Fair Value

The Company provides information about financial instruments that are measured at fair value, grouped into Level 1 to 3 based on the degree to which the inputs used to determine the fair value are observable.

• Level 1 fair value measurements are those derived from quoted prices in active markets for identical assets or liabilities.
• Level 2 fair value measurements are those derived from inputs other than quoted prices included within Level 1, that are observable either directly or indirectly.
• Level 3 fair value measurements are those derived from valuation techniques that include inputs that are not based on observable market data.

16.	COMPARATIVE FIGURES

The Company has regrouped $152,291 of accounts payable and accrued liabilities and $45,553 of shareholder demand loan to due to related parties on the statements of financial position as at December 31, 2012. These comparative figures have been reclassified to be consistent with the current year’s presentation.

17.	SUBSEQUENT EVENTS

On January 6, 2014, the Company extended the expiry date of 2,473,334 share purchase warrants exercisable to purchase one common share of the Company at an exercise price of $ $0.15 per share from the original expiry date of January 31, 2014 to July 31, 2014. The warrants were issued in connection with the Company’s ISA financing in 2011 (Note 11).

On January 6, 2014, the Company extended the expiry date 600,000 share purchase warrants exercisable to purchase one common share of the Company at an exercise price of $0.15 per share for the original expiry date of May 16, 2014 to November 16, 2014. The warrants were issued in connection with the Company’s ISA financing in 2011 (Note 11).

On January 6, 2014, the Company extended the expiry date 60,000 share purchase warrants exercisable to purchase one common share of the Company at an exercise price of $0.25 per share from the original expiry date of February 28, 2014 to August 28, 2014. The warrants were issued in connection with the private placement in February 28, 2011 (Note 11).

On January 10, 2014, the Company granted 300,000 stock options to employee, directors, advisors and consultants of the Company to purchase common shares of the Company for proceeds of $0.10 per common share expiring January 10, 2017.

On March 7, 2014 the Company issued 525,000 stock options to directors, officers, advisors and consultants of the Company to purchase common shares of the Company for proceeds of $0.10 per common share expiring March 7, 2019.